EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pathfinder Cell Therapy, Inc. (the "Company") on Form S-3 (Nos. 333-147184, 333-146493 and 333-19195) and Form S-8 (Registration Nos. 333-95127, 333-95129, 333-91386 and 333-134608) of our report (which included explanatory language relating to the Company's ability to continue as a going concern) dated March 31, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years then ended and for the period from November 4, 2008 (inception) through December 31, 2013 which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2014.

/s/ EisnerAmper LLP

New York, New York
March 31, 2014